SHARE ESCROW AGREEMENT

among

VIMPELCOM LTD.

and

WEATHER INVESTMENTS II S.À R.L.

and

CITIBANK, N.A., as Escrow Agent

Dated as of April 15, 2011

SHARE ESCROW AGREEMENT (this “Agreement”), dated as of April 15, 2011, by and among VimpelCom Ltd., a company organized and existing under the laws of Bermuda (“VimpelCom”), Weather Investments II S.à r.l., a company organized and existing under the laws of the Grand Duchy of Luxembourg (“Weather II”), and Citibank, N.A., a national banking association organized and existing under the laws of the United States of America (“Citibank”) and acting through its Agency and Trust Division and solely in its capacity as Escrow Agent under this Agreement, and any successors appointed pursuant to the terms hereof (Citibank in such capacity, the “Escrow Agent”).  VimpelCom and Weather II are sometimes collectively referred to herein as the “Interested Parties”.

WHEREAS, pursuant to the Share Sale and Exchange Agreement, dated as of January 17, 2011, as amended (the “Share Sale and Exchange Agreement”), by and among the Interested Parties, Wind Telecom S.p.A. (“Weather I”), and each of the other shareholders of Weather I that shall have become party to the Share Sale and Exchange Agreement in accordance with its terms, the Interested Parties have agreed to enter into a share escrow agreement for the purposes of ensuring that Weather II shall have assets to satisfy claims brought by VimpelCom under, or related to, the Share Sale and Exchange Agreement.

WHEREAS, from the Closing Date (as defined below), Weather II shall be the record and beneficial owner of that number of common shares of VimpelCom set forth opposite its name in Part II of Annex 2.1 of the Share Sale and Exchange Agreement, representing not less than 236,592,521 common shares of VimpelCom (the common shares of VimpelCom received on the Closing Date, the “VimpelCom Shares”).

WHEREAS, pursuant to the lock-up agreement, dated the date hereof (the “Lock-Up Agreement”), by and between VimpelCom and Weather II, Weather II has agreed to certain transfer restrictions on the VimpelCom Shares and has undertaken to deliver to the Escrow Agent share certificates initially representing 47,318,504 VimpelCom Shares (the “Escrow Shares”) pursuant to this Agreement.

WHEREAS, the Interested Parties wish to appoint Citibank as Escrow Agent and Citibank is willing to accept such appointment and to act as Escrow Agent, in each case upon the terms and conditions of this Agreement.

NOW, THEREFORE, for good and valuable consideration, the receipt and adequacy of which is hereby irrevocably acknowledged, the parties hereto agree as follows:

Section 1.      Definitions.

“Algeria Risk Sharing Mechanism” shall mean the Algeria Risk Sharing Mechanism among Weather II and VimpelCom.

“Business Day” shall mean any day that the Escrow Agent is open for business.

“Closing Date” shall mean the date of this Agreement.

“Egyptian Spin-Off Assets” shall have the meaning given to it in the Share Sale and Exchange Agreement.

“Escrow Property” shall mean the Escrow Shares, and, at Weather II’s option, any Substitute Assets that are substituted for the Escrow Shares or other Substitute Assets held in the Escrow Account in accordance with Section 4 hereof.

“Interim Control Agreement” shall mean the Interim Control Agreement among Orascom Telecom Holding S.A.E., VimpelCom, Weather I and Weather II.

“Substitute Assets” shall mean (i) any cash, (ii) cash equivalents (including money-market or similar funds) of the types listed on Exhibit A (“Cash Equivalents”); (iii) any consideration received in relation to (A) the exchange of Escrow Shares for any shares offered in connection with any merger, spin off, or other similar transaction involving VimpelCom; (B) the tender of Escrow Shares in any public offer made on the Escrow Shares; or (C) the tender or sale of Escrow Shares to VimpelCom pursuant to any offer by VimpelCom to purchase its own shares; (iv) subject to VimpelCom’s prior written consent not to be unreasonably withheld or delayed, any securities listed on the New York Stock Exchange or another internationally recognized regulated stock exchange in the United States or Western Europe or any other internationally recognized regulated stock exchange which is one of the five largest stock exchanges worldwide in terms of market capitalization and the issuer of which is rated at least investment grade as defined by either Standard & Poor’s or Moody’s (or any successor rating agency); or (v) any other securities to which VimpelCom has granted its prior written consent.  Any Substitute Assets (other than cash) shall be subject to the Escrow Agent’s ability to accept such Substitute Assets in accordance with its internal practices and procedures applicable to the Escrow Account (e.g., because of jurisdictional or legal restrictions within a local market, operating procedures and practices of the local exchange or clearing system or assets issued by an entity that is subject to sanctions).

   Section 2.           Deposit of Escrow Property.

(a)           On the Closing Date, the Interested Parties shall cause the Escrow Shares to be deposited with the Escrow Agent.

(b)           The Escrow Agent agrees to hold the Escrow Property in a non-interest bearing escrow account established with the Escrow Agent (the “Escrow Account”), and to administer the Escrow Property in accordance with the terms of this Agreement

(c)           The Parties agree that the depositing of the Escrow Shares with the Escrow Agent is not a transfer of title to such Escrow Shares to the Escrow Agent. Other than as specifically set forth herein, Weather II shall be entitled to exercise all rights inherent in its ownership of the Escrow Shares.

   Section 3.           Investment of Funds.

(a)           The Escrow Agent shall invest the cash portion, if any, of the Escrow Property (the “Cash Escrow”) in any of the funds or instruments set forth on Exhibit A as directed by written instructions executed by an Authorized Person (as defined herein) of Weather II and consistent with the Escrow Agent’s internal practices and procedures. In the absence of written instructions, the Escrow Agent shall invest the Cash Escrow in the money market fund listed on Schedule D.  The Escrow Agent shall invest the Cash Escrow on the date of deposit of such Cash Escrow provided that it is received on or before 11:00 a.m. (New York City time).  Any Cash Escrow received by the Escrow Agent after 11:00 a.m. (New York City time) shall be treated as if received on the following Business Day.  Any income or dividends generated by the Cash Escrow shall not become part of the Escrow Property, but rather shall be distributed to Weather II promptly following the Escrow Agent’s receipt of such funds in accordance with its wire instructions set forth on Exhibit B.

(b)           Any investment direction contained herein may be executed through an affiliated broker dealer of the Escrow Agent and will be entitled to a usual and customary fee. Neither Citibank nor any of its affiliates assumes any duty or liability for monitoring the investment rating.

   Section 4.           Distribution, Substitution and Release of Escrow Property.

(a)           Written Instructions.  The Escrow Agent shall release and/or receive the Escrow Property only in accordance with (i) joint written instructions executed by an Authorized Person of each Interested Party (an “Escrow Notice”) in the form of Exhibit C,  (ii) Section 4(c), (iii) Section 4(e), or (iv) the terms of a final order, judgment or decree of such court of competent jurisdiction ordering release of the Escrow Property or any portion thereof, which such order, judgment or decree is not subject to appeal and shall be accompanied by a legal opinion of counsel satisfactory to the Escrow Agent given by counsel for the party requesting such release to the effect that such order, judgment or decree represents a final adjudication of the rights of the parties by a court of competent jurisdiction, and that the time for appeal from such order, judgment or decree has expired without an appeal having been made.

(b)           Distributions.  Upon the receipt of an Escrow Notice or court order referred to in paragraph (a) above, the Escrow Agent shall release the Escrow Property to Weather II or VimpelCom, in accordance with the instructions set forth on Exhibit B or as otherwise directed by such Escrow Notice.  If the Escrow Property to be distributed consists of:

(i) Escrow Shares, then the Escrow Agent shall deliver the certificates to Weather II or VimpelCom at the applicable address listed in Section 14;

(ii) Cash Escrow, then the Escrow Agent shall wire to Weather II or VimpelCom, as applicable, the amount indicated in the Escrow Notice, in accordance with the wire instructions set forth on Exhibit B; and

(iii) Substitute Assets, then the Escrow Agent shall deliver the Substitute Assets or portions thereof to Weather II or VimpelCom, as applicable, in accordance with the instructions set forth on Exhibit B or as otherwise directed in the Escrow Notice;

provided, however, that the Escrow Agent reserves the right to request from the Interested Parties additional delivery instructions that it may reasonably require in order to deliver the released Escrow Property.

(c)           Substitutions.  In the event Weather II elects to substitute the Escrow Shares with Substitute Assets or any Substitute Assets held in the Escrow Account with other Substitute Assets, then Weather II shall simultaneously provide VimpelCom and the Escrow Agent with a notice (duly signed by an Authorized Person of Weather II) indicating an amount of Substitute Assets to be deposited with the Escrow Agent in exchange for an amount of Escrow Shares or Substitute Assets held in the Escrow Account, as the case may be, to be released to Weather II in accordance with the instructions set forth on Exhibit B or as otherwise directed in the notice (a “Substitution Notice”).  The Substitution Notice shall include information demonstrating in reasonable detail that the proposed Substitute Assets are of at least equivalent value to the relevant Escrow Shares or Substitute Assets being substituted.  For such purposes, (i) the value of the Substitute Assets being substituted or the Substitute Assets substituting Escrow Shares or Substitute Assets held in the Escrow Account, when such Substitute Assets are securities, shall be the average closing price of such security over the sixty (60) days preceding the date of the Substitution Notice (as appropriately adjusted to take into account transactions that may have impacted the share capital of the issuer such as share splits or regroupings, mergers, spin-offs, capital reductions, exceptional distributions) and (ii) the value of an Escrow Share shall be equal to the average closing price of one VimpelCom ADS (as appropriately adjusted to the extent that one VimpelCom common share no longer equals one VimpelCom ADS and to take into account transactions that may have impacted the share capital of VimpelCom such as share splits or regroupings, mergers, spin-offs, capital reductions, exceptional distributions) on the New York Stock Exchange during the sixty (60) days preceding the date of the Substitution Notice.  Upon receipt of a Substitution Notice, the Escrow Agent shall promptly (but in no event later than the next Business Day after receipt of the Substitution Notice) send via e-mail a confirmation of receiving such Substitution Notice (along with a copy of the Substitution Notice) to VimpelCom.  If the Escrow Agent does not receive, within five (5) Business Days after receiving the Substitution Notice from Weather II, a written notice of objection (which notice shall set forth the basis of the objection) (a “Substitution Objection”) signed by an Authorized Person of VimpelCom, or if the Escrow Agent shall on or prior to the expiration of the five (5) Business Day period receive a written consent to the substitution signed by an Authorized Person of VimpelCom, the Escrow Agent shall proceed to receive the relevant amount of Substitute Assets and upon receipt, release the relevant amount of Escrow Shares or Substitute Assets being substituted, as the case may be, each in accordance with the instructions set forth in Exhibit B or as otherwise directed by such Substitution Notice.  If the Escrow Agent receives a Substitution Objection on or prior to the expiration of the five (5) Business Day period, then the Escrow Agent shall not give effect to the Substitution Notice unless otherwise authorized or instructed pursuant to clause (i) or clause (iv) of Section 4(a).  Under no circumstances shall the Escrow Agent have any duty or responsibility for determining the value of the Substitute Assets or Escrow Shares, or the value of any Escrow Property to be released under Section 4(e) herein.  In the event that any Substitute Assets require the Escrow Agent to establish a new account of a type capable of accepting such Substitute Assets (an “Additional Account”), then the Escrow Agent shall establish such Additional Account upon the consent of the parties to the quoted costs associated with such Additional Account; for the avoidance of doubt, the receipt of such Substitute Assets shall not occur until the Additional Account is established and capable of holding such Substitute Assets.  Any Additional Account established pursuant to the forgoing sentence shall be deemed part of the Escrow Account for purposes of this Agreement.

(d)           Dividends.

(i)
Any securities distributed in respect of or in exchange for any of the Escrow Property, whether by way of stock dividends, stock splits or otherwise, shall be delivered to the Escrow Agent, which shall hold such securities in the Escrow Account.  Such securities shall be considered Escrow Property for purposes hereof.

(ii)
The Escrow Agent shall release to Weather II any cash dividends (or similar distributions) distributed in respect of the Escrow Property as soon as reasonably practicable in accordance with the wire instructions contained on Exhibit B.  Any funds distributed as contemplated under this Section 4(d)(ii) and held by the Escrow Agent for any period of time under this Agreement shall remain uninvested and shall not accrue interest.

(e)           Release.

The Escrow Agent shall release and pay out the remaining Escrow Property (i.e., minus any amounts previously paid out therefrom in accordance with this Agreement), and distribute it to Weather II as follows:

(i)
On or after the fifth (5th) Business Day preceding the 12th month anniversary of the Closing Date, Weather II shall simultaneously provide VimpelCom and the Escrow Agent with a notice (duly signed by an Authorized Person of Weather II) indicating the Escrow Property to be released to Weather II in accordance with the instructions set forth in Exhibit B or as otherwise indicated in each notice (a “Release Notice”).  The Release Notice shall include information demonstrating in reasonable detail that the Escrow Property proposed to be released is such that the Escrow Property remaining in the Escrow Account immediately following such release will have a value at least equal to the higher of (A) two-third (2/3rd) of the value of the Escrow Property on the date of the Release Notice, or (B) in the event that, as at the date of the Release Notice, Weather II has been notified in writing by VimpelCom of the existence and amount of any outstanding claim under Article X (Survival; Indemnification) of the Share Sale and Exchange Agreement or under Section 3.3, 3.5 or 3.6 of the Interim Control Agreement relating to the Egyptian Spin-Off Assets or an amount is due and owing by Weather II under the Algeria Risk Sharing Mechanism, the lower of (x) the value of the Escrow Property on the date of the Release Notice, or (y) an amount 12.5% greater than the aggregate amount of outstanding claims notified by VimpelCom to Weather II under Article X (Survival; Indemnification) of the Share Sale and Exchange Agreement, plus the aggregate amount of the claims under Section 3.3, 3.5 or 3.6 of the Interim Control Agreement relating to the Egyptian Spin-Off Assets, plus the amount due and owing by Weather II under the Algeria Risk Sharing Mechanism.  For such purposes, the value of the Escrow Property shall be determined as set forth in paragraph (c) of this Section 4.

(ii)
On or after the fifth (5th) Business Day preceding the 18th month anniversary of the Closing Date, Weather II shall simultaneously provide VimpelCom and the Escrow Agent with a notice (duly signed by an Authorized Person of Weather II) indicating the Escrow Property to be released to Weather II in accordance with the instructions set forth in Exhibit B or as otherwise indicated in the Release Notice.  In the event that, as at the date of the Release Notice, Weather II has been notified in writing by VimpelCom of the existence and amount of any outstanding claim under Article X (Survival; Indemnification) of the Share Sale and Exchange Agreement or under Section 3.3, 3.5 or 3.6 of the Interim Control Agreement relating to the Egyptian Spin-Off Assets or an amount is due and owing by Weather II under the Algeria Risk Sharing Mechanism, the Release Notice shall include information demonstrating in reasonable detail that the Escrow Property proposed to be released is such that the Escrow Property remaining in the Escrow Account immediately following such release will have a value at least equal to the lower of (A) the value of the Escrow Property on the date of the Release Notice, or (B) an amount 12.5% greater than the aggregate amount of outstanding claims notified by VimpelCom to Weather II under Article X (Survival; Indemnification) of the Share Sale and Exchange Agreement, plus the aggregate amount of the claims under Section 3.3, 3.5 or 3.6 of the Interim Control Agreement relating to the Egyptian Spin-Off Assets, plus the amount due and owing by Weather II under the Algeria Risk Sharing Mechanism.  For such purposes, the value of the Escrow Property shall be determined as set forth in paragraph (c) of this Section 4.

(iii)
At any time after the 12th month anniversary of the Closing Date, to the extent that any Escrow Property remains in the Escrow Account in accordance with (i) or (ii) above, Weather II may simultaneously provide VimpelCom and the Escrow Agent with a Release Notice for the purpose of releasing additional Escrow Property.  The Release Notice shall include information demonstrating in reasonable detail that the Escrow Property proposed to be released is such that the Escrow Property remaining in the Escrow Account has a value at least equal to the lower of (A) the value of the Escrow Property on the date of the Release Notice, or (B) an amount 12.5% greater than the aggregate amount of then outstanding claims notified by VimpelCom to Weather II under Article X (Survival; Indemnification) of the Share Sale and Exchange Agreement, plus the aggregate amount of the claims under Section 3.3. 3.5 or 3.6 of the Interim Control Agreement relating to the Egyptian Spin-Off Assets, plus the amount due and owing by Weather II under the Algeria Risk Sharing Mechanism; provided, however, that for the period from the 12th to the 18th month anniversary of the Closing Date, the Escrow Property proposed to be released is such that the Escrow Property remaining in the Escrow Account has a value at least equal to two-third (2/3rd) of the value of the Escrow Property on the date of the Release Notice referred to in clause (i) of this Section 4(e).  For such purposes, the value of the Escrow Property shall be determined as set forth in paragraph (c) of this Section 4.

(iv)
Upon receipt of a Release Notice pursuant to clauses (i), (ii) or (iii) of this Section 4(e), the Escrow Agent shall promptly (but in no event later than the next Business Day after receipt of the Release Notice) send via e-mail a confirmation of receiving such Release Notice (along with a copy of the Release Notice) to VimpelCom.  If the Escrow Agent does not receive within five (5) Business Days after its receipt of the Release Notice, a written notice of objection (which notice shall set forth the basis of the objection) (a “Release Objection”) signed by an Authorized Person of VimpelCom, or if the Escrow Agent shall on or prior to the expiration of the five (5) Business Day period receive a written consent to the release signed by an Authorized Person of VimpelCom, the Escrow Agent shall proceed to release such Escrow Property in accordance with the instructions set forth in Exhibit B or as otherwise indicated in the Release Notice.  If the Escrow Agent receives a Release Objection on or prior to the expiration of the five (5) Business Day period, then the Escrow Agent shall not give effect to the Release Notice unless otherwise authorized or instructed pursuant to clause (i) or clause (iv) of Section 4(a).

   Section 5.           Tax Reporting.

(a)           The Interested Parties agree that, for tax reporting purposes, the Escrow Property shall be allocated to the party to whom the Escrow Property is released or disbursed and, to the extent required by applicable law, shall be reported in the year of release or disbursement on Forms 1099 (e.g., Form 1099-B for principal, Form 1099-INT for interest and Form 1099-DIV for dividends) or 1042S (box 1 for interest).  The Interested Parties agree that this Agreement does not relieve the Interested Parties of their obligation for tax information reporting under Section 6041 of the Internal Revenue Code of 1986, as amended from time to time (the “Code”), and the Treasury regulations thereunder, as well as the obligation to report amounts of imputed interest income to the extent required pursuant to Code Section 483 or Section 1272.  The Escrow Agent shall not be responsible for determining or reporting such imputed interest.

(b)           The Interested Parties shall upon the execution of this Agreement provide the Escrow Agent with a duly completed and properly executed original IRS Form W-8 (or applicable Form W-9, in the case of a U.S. person) certifying such Interested Party’s status as a beneficial owner of the Escrow Property if a Form W-8 is provided, or U.S. tax identification number if Form W-9 is provided.  The Interested Parties shall also provide to the Escrow Agent any other forms and documents that the Escrow Agent may reasonably request to determine the amount of taxes, if any, required by applicable law to be withheld from payments made under this Agreement, and to complete such information, Forms 1099 or 1042S.  In the event the party receiving a payment under this Agreement is neither an Interested Party nor a party to this Agreement, the Interested Parties shall provide the Escrow Agent with a duly completed and properly executed IRS Form W-8 (or applicable W-9, in the case of a U.S. person) from such party prior to payment being made.  The Interested Parties understand that, in the event that valid U.S. tax forms, or other relevant forms, are not provided to the Escrow Agent, applicable tax law may require withholding of tax on disbursements and on a portion of any interest or other income earned on the investment of the Escrow Property.

(c)           Should the Escrow Agent become liable for the payment of taxes, including withholding taxes relating to any funds held by it pursuant to this Agreement or any payment made hereunder, as well as interest and penalties thereon, the Interested Parties agree, jointly and severally, to reimburse the Escrow Agent for such taxes, interest and penalties upon demand.  Without altering or limiting the joint and several liability of the Interested Parties to the Escrow Agent, the Interested Parties agree as between themselves that Weather II shall be responsible for any taxes, including withholding taxes relating to any funds held by the Escrow Agent pursuant to this Agreement or any payments made hereunder, as well as interest and penalties thereon.  Without limiting the foregoing, the Escrow Agent shall be entitled to deduct such taxes, interest and penalties from the Escrow Property in accordance with Section 6(a) hereof.

(d)           The Interested Parties acknowledge and agree that none of the payments under this Agreement are for compensation for services performed by an employee or independent contractor of any of the Interested Parties.

(e)           Citigroup, Inc., its affiliates, and its employees are not in the business of providing tax or legal advice to any taxpayer outside of Citigroup, Inc. and its affiliates.  This Agreement and any amendments or attachments are not intended or written to be used, and cannot be used or relied upon, by any such taxpayer or for the purpose of avoiding tax penalties.  Any such taxpayer should seek advice based on the taxpayer’s particular circumstances from an independent tax advisor.

(f)           This Section 5 may be amended by the Escrow Agent as necessary and upon notice to the Interested Parties to conform to tax and regulatory requirements and any other changes to the current applicable governmental tax laws; provided, however, that any amendment to the second sentence of paragraph (c) of this Section 5 shall require the consent of each Interested Party.  The Escrow Agent’s rights under this Section 5 shall survive the termination of this Agreement or the resignation or removal of the Escrow Agent.

   Section 6.           Concerning the Escrow Agent.

(a)           Escrow Agent Duties.  The Interested Parties acknowledge and agree that (i) the duties, responsibilities and obligations of the Escrow Agent shall be limited to those expressly set forth in the Agreement, each of which is administrative or ministerial (and shall not be construed to be fiduciary) in nature, and no duties, responsibilities or obligations shall be inferred or implied, (ii) the Escrow Agent shall not be responsible for any of the agreements referred to or described herein (including without limitation the Share Sale and Exchange Agreement and the Lock-Up Agreement), or for determining or compelling compliance therewith, and shall not otherwise be bound thereby, (iii) this Agreement shall constitute the entire agreement among Citibank and the Interested Parties with respect to the subject matter and supersedes all prior oral or written agreements with Citibank in regard thereto, (iv) the Escrow Agent shall not be required to expend or risk any of its own funds or otherwise incur any financial or other liability in the performance of any of its duties hereunder and (v)  the Escrow Agent shall not be obligated to take any legal or other action hereunder which might in its judgment involve or cause it to incur any expense or liability unless it shall have been furnished with acceptable indemnification.

(b)           Standard of Care.  The Escrow Agent shall be under no duty to afford the Escrow Property any greater degree of care than it gives its own similar property.  The Escrow Agent shall not be responsible or liable for the form, content, validity, value or genuineness of the Escrow Property, or for determining the identity, authority or rights of the persons who issued or delivered such Escrow Property.  The Escrow Agent shall not be liable for any damage, loss or injury resulting from any action taken or omitted in the absence of gross negligence or willful misconduct.

(c)           Limitation on Liability.  Notwithstanding any other provision of the Agreement, the Escrow Agent shall not be liable (i) for any indirect, incidental, consequential, punitive or special losses or damages, regardless of the form of action and whether or not any such losses or damages were foreseeable or contemplated, (ii) for the acts or omissions of any nominees, correspondents, designees, agents, subagents or subcustodians, or (iii) for the investment or reinvestment of any Escrow Property, or any liquidation of such investment or reinvestment, executed in accordance with the terms of the Agreement, including, without limitation, any liability for any delays (not resulting from its gross negligence or willful misconduct as adjudicated by a court of competent jurisdiction) in the investment or reinvestment of the Escrow Property, any loss of interest incident to any such delays, or any loss or penalty as a result of the liquidation of any investment before its stated maturity date.

(d)           Reliance.  The Escrow Agent shall be entitled to rely upon any order, judgment, certification, demand, instruction, notice, instrument, certification, consent, authorization, receipt, power of attorney, e-mail, .pdf or other writing delivered to it by the Interested Parties without being required to determine the authenticity or validity thereof, or the correctness of any fact stated therein or the propriety or validity or the service thereof or the jurisdiction of the court issuing any judgment or order.  The Escrow Agent may act in reliance upon any signature believed by it to be genuine and may assume that any person purporting to make any statement or execute any document in connection with the provisions hereof has been duly authorized to do so.

(e)           Consultation.  The Escrow Agent may consult with counsel satisfactory to it, and the opinion or advice of such counsel shall be full and complete authorization and protection in respect of any action taken, suffered or omitted by it in good faith and in accordance with the opinion and advice of such counsel.

(f)           Corporate Actions.  The Escrow Agent does not, and shall not be deemed to, assume any responsibility to monitor any corporate actions affecting the Escrow Property.  The Escrow Agent shall have no responsibility and shall not be liable for ascertaining or acting upon any calls, conversions, exchange offers, tenders, or similar matters relating to the Escrow Property.  The Escrow Agent does not, and shall not be deemed to, assume any responsibility or incur any liability for any act or omission to act with respect to any corporate action affecting the Escrow Property or the rights of any of the Interested Parties.  In the event the Escrow Agent receives notice of any corporate action in respect of the Escrow Property, including, without limitation, the solicitation of a vote or consent in respect of the Escrow Property, the Escrow Agent will promptly provide such notice to Weather II and VimpelCom in accordance with the terms and conditions of Section 14 hereof.  The Escrow Agent shall accept and give effect to, or cause to give effect to, instructions received from Weather II in respect of any such corporate action, provided that such instructions: (i) are in compliance with applicable law and regulations; (ii) are in compliance with the other provisions of this Agreement; (iii) do not require the Escrow Agent to expend or disburse its own funds; and (iv) do not require the Escrow Agent to appear in person to give effect to such instructions; provided, however, that the Escrow Agent shall promptly (but in no event later than the next Business Day after receipt of the such instructions from Weather II) send via e-mail a confirmation of receiving such instructions (along with a copy of the instructions) to VimpelCom.  Absent the receipt of instructions from Weather II, the Escrow Agent shall have no duty or obligation to take any action with respect to any corporate action.

(g)           Reports.  The Escrow Agent shall provide, not less frequently than monthly, a statement identifying all transactions, transfers or holdings of the Escrow Property to the Interested Parties.

(h)            Sale of Escrow Shares.  The Escrow Agent shall have no duty to sell the Escrow Shares and shall be under no obligation to advise any party regarding the selling or retaining or taking or refraining from any action with respect to the Escrow Shares.

   Section 7.           Compensation, Expense Reimbursement and Indemnification.

(a)           Compensation.  Each of the Interested Parties covenants and agrees, jointly and severally, to pay the Escrow Agent’s fees and expenses specified in Schedule A.  Without altering or limiting the joint and several liability of the Interested Parties to the Escrow Agent, the Interested Parties agree as between themselves that they each shall be responsible for one half of the Escrow Agent’s fees and expenses.  In the event that such fees or expenses, or any other obligations owed to the Escrow Agent (or its counsel) are not paid to the Escrow Agent within thirty (30) calendar days following the presentment of an invoice for the payment of such fees and expenses or the demand for such payment, then the Escrow Agent may, without further action or notice, pay such fees from the Escrow Property and may sell, convey or otherwise dispose of any Escrow Property for such purpose.  The Escrow Agent may in its sole discretion withhold from any distribution of the Escrow Property an amount of such distribution it reasonably believes would, upon sale or liquidation, produce proceeds equal to any unpaid amounts to which the Escrow Agent is entitled to hereunder.

(b)           Indemnification.  Each of the Interested Parties, covenants and agrees, jointly and severally to indemnify the Escrow Agent and its employees, officers and directors (each, an “Indemnified Party”) for, hold each Indemnified Party harmless from, and defend each Indemnified Party against, any and all claims, losses, actions, liabilities, costs, damages and expenses of any nature incurred by any Indemnified Party arising out of or in connection with this Agreement or with the administration of its duties hereunder, including but not limited to reasonable attorney’s fees, tax liabilities (other than income tax liabilities associated with the Escrow Agent’s fees), any liabilities or damages that may result from any inaccuracy or misrepresentation made in any tax certification provided to the Escrow Agent, and other costs and expenses of defending or preparing to defend against any claim of liability, except to the extent such loss, liability, damage, cost and expense shall be caused by the Indemnified Party's own gross negligence or willful misconduct. Without altering or limiting the joint and several liability of the Interested Parties to the Escrow Agent, the Interested Parties agree as between themselves that they shall each be responsible for one half of any indemnification obligations owed to the Escrow Agent; provided, however, that Weather II shall be responsible for any indemnification obligations to the extent arising from tax liabilities relating to the Escrow Property and each Interested Party shall be responsible for any indemnification obligations arising from its own negligence or misconduct.  The foregoing indemnification and agreement to hold harmless shall survive the termination of the Agreement and the resignation or removal of the Escrow Agent.

 Section 8.            Dispute Resolution.  In the event of any disagreement among any of the Interested Parties, or between any of them and any other person, resulting in adverse claims or demands being made with respect to the subject matter of the Agreement, or in the event that the Escrow Agent, in good faith, is in doubt as to any action it should take hereunder, the Escrow Agent may, at its option, refuse to comply with any claims or demands and refuse to take any other action hereunder, so long as such disagreement continues or such doubt exists, and in any such event, the Escrow Agent shall not be liable in any way or to any person for its failure or refusal to act, and the Escrow Agent shall be entitled to continue to so refuse to act and refrain from acting until (i) the rights of all parties having or claiming an interest in the Escrow Property shall have been fully and finally adjudicated by a court of competent jurisdiction, or all differences and doubts shall have been resolved by agreement of the Interested Parties, and (ii) the Escrow Agent shall, in the case of adjudication by a court of competent jurisdiction, have received a final order, judgment or decree by such court of competent jurisdiction, which order, judgment or decree is not subject to appeal, and in the case of resolution of differences and doubts by agreement, have received a notice in writing signed by an Authorized Person (as defined below) of each of the Interested Parties setting forth in detail the agreement.  The Escrow Agent shall have the option, after thirty (30) calendar days’ notice to the Interested Parties of its intention to do so, to file an action in inter-pleader requiring the Interested Parties to answer and litigate any claims and rights among themselves.  The Interested Parties shall jointly and severally pay the costs and expenses (including reasonable attorneys’ fees and expenses) incurred by the Escrow Agent in connection with such proceeding. Without altering or limiting the joint and several obligation of the Interested Parties to pay the costs and expenses incurred by the Escrow Agent, the Interested Parties agree as between themselves that they shall each be responsible for one half of such costs and expenses owed to the Escrow Agent. The rights of the Escrow Agent under this Section 8 are cumulative of all other rights which it may have by law or otherwise.

 Section 9.             Exclusive Benefit.  Except as specifically set forth in this Agreement, this Agreement is for the exclusive benefit of the parties to this Agreement and their respective permitted successors, and shall not be deemed to give, either expressly or implicitly, any legal or equitable right, remedy, or claim to any other entity or person whatsoever.  No party may assign any of its rights or obligations under this Agreement without the prior written consent of the other parties except that the Escrow Agent may resign upon the terms described in this Agreement.

 Section 10.          Force Majeure.  Notwithstanding anything contained in this Agreement to the contrary, the Escrow Agent shall not incur any liability for not performing any act or fulfilling any obligation hereunder by reason of any occurrence beyond its control (including, without limitation, any provision of any present or future law or regulation or any act of any governmental authority, any act of God or war or terrorism, or the unavailability of the Federal Reserve Bank wire services or any electronic communication facility).

 Section 11.           Resignation and Removal.

(a)           The Interested Parties may remove the Escrow Agent at any time by giving to the Escrow Agent thirty (30) calendar days’ prior written notice of removal signed by an Authorized Person of each of the Interested Parties.  The Escrow Agent may resign at any time by giving the Interested Parties thirty (30) calendar days’ prior written notice of resignation.

(b)   Within thirty (30) calendar days after giving the foregoing notice of removal to the Escrow Agent or within thirty (30) calendar days after receiving the foregoing notice of resignation from the Escrow Agent, the Interested Parties shall appoint a successor Escrow Agent and give notice of such successor Escrow Agent to the Escrow Agent.  If a successor Escrow Agent has not accepted such appointment by the end of such (i) 30-day period, in the case of the Escrow Agent's removal, or (ii) 30-day period, in the case of the Escrow Agent's resignation, the Escrow Agent may either (i) safe keep the Escrow Property until such time as a successor Escrow Agent is appointed (without any further duty or obligation to perform hereunder other than to safe keep the Escrow Property) or (ii) apply to a court of competent jurisdiction for the appointment of a successor Escrow Agent or for other appropriate relief.

(c)   Upon receipt of notice of the identity of the successor Escrow Agent, the Escrow Agent shall either deliver the Escrow Property then held hereunder to the successor Escrow Agent, less the Escrow Agent’s fees, costs, expenses and the value of other obligations owed to the Escrow Agent hereunder, or hold such Escrow Property (or any portion thereof) pending distribution, until all such fees, costs and expenses or the value of other obligations are paid to it.

(d)   Upon delivery of the Escrow Property to the successor Escrow Agent, the Escrow Agent shall have no further duties, responsibilities or obligations hereunder.

 Section 12.           Governing Law; Jurisdiction; Waivers.

(a)           The parties agree (pursuant to section 5-1401 of the General Obligations Law of the State of New York) that, to the extent such laws would otherwise not apply, the Agreement (including this choice-of-law provision) and the rights and obligations of the parties to the Agreement shall be governed by, construed in accordance with, and all controversies and disputes arising under, in connection with or in relation to the Agreement shall be resolved pursuant to, the laws of the State of New York applicable to contracts made and to be wholly performed in the State of New York.

(b)           The parties irrevocably and unconditionally submit to the exclusive jurisdiction of the federal and state courts located in the Borough of Manhattan, City, County and State of New York, for any proceedings commenced regarding the Agreement, including, but not limited to, any interpleader proceeding or proceeding for the appointment of a successor escrow agent the Escrow Agent may commence pursuant to the Agreement.  The parties irrevocably submit to the jurisdiction of such courts for the determination of all issues in such proceedings and irrevocably waive any objection to venue or inconvenient forum for any proceeding brought in any such court.

(c)           The parties irrevocably and unconditionally waive, to the fullest extent permitted by law, and agree not to plead or claim, any right of immunity from legal action, suit or proceeding, from setoff or counterclaim, from the jurisdiction of any court, from service of process, from attachment upon or prior to judgment, from attachment in aid of execution or judgment, from execution of judgment, or from any other legal process or proceeding for the giving of any relief or for the enforcement of any judgment, and consents to such relief and enforcement against it, its assets and its revenues in any jurisdiction, in each case with respect to any matter arising out of, or in connection with, the Agreement.

(d)           The parties irrevocably and unconditionally waive any right to trial by jury with respect to any proceeding relating to the Agreement.

 Section 13.           Instructions, Verification, Communications.

(a)           All instructions required under the Agreement shall be delivered to the Escrow Agent in writing, in English, in facsimile form and, if so requested by the Escrow Agent, an original, executed by an Authorized Person of each of the Interested Parties or an entity acting on its behalf.  The identity of the Authorized Persons of each Interested Party, as well as their specimen signatures, title, telephone number and e-mail address, shall be delivered to the Escrow Agent by each Interested Party in the list of authorized signers form as set forth on Schedule B, in the case of VimpelCom, and Schedule C, in the case of Weather II, and shall remain in effect until the applicable Interested Party or an entity acting on its behalf, notifies the Escrow Agent of any change thereto (the person(s) so designated from time to time, the “Authorized Persons”).  The Escrow Agent and the Interested Parties agree that the above constitutes a commercially reasonable security procedure and further agree not to comply with any direction or instruction (other than those contained herein or delivered in accordance with the Agreement) from any Interested Party.

(b)           In the event funds transfer instructions are given (other than in writing at the time of execution of this Agreement), whether in writing, by telecopier, .pdf, e-mail, or otherwise, such funds transfer instructions should contain a selected test word also evidenced on Schedule B and Schedule C, as applicable.  Test words must contain at least 8 alphanumeric characters, established at document execution and changed each time Schedule B or Schedule C, as applicable, is updated in accordance with (a) above.  In addition or in lieu of test words, the Escrow Agent is authorized to seek confirmation of such instructions by telephone call back to the applicable person(s) specified to the Escrow Agent from time to time by an Authorized Person and the Escrow Agent may rely upon the confirmations of anyone purporting to be the person(s) so designated.  To ensure the accuracy of the instructions it receives, the Escrow Agent may record such call backs.  If the Escrow Agent is unable to verify the instruction, or is not satisfied in its sole discretion with the verification it receives, it will not execute the instruction until all issues have been resolved to its satisfaction.  The persons and telephone numbers for call backs may be changed only in writing, signed by an Authorized Person, actually received and acknowledged by the Escrow Agent.  The Interested Parties acknowledge that these security procedures for funds transfers are commercially reasonable.

(c)           To help the U.S. government fight the funding of terrorism and money laundering activities, Federal law requires all financial institutions to obtain, verify, and record  information that identifies each person who opens an account.  When an account is opened, the Escrow Agent will ask for information that will allow the Escrow Agent to identify relevant parties.  The Interested Parties hereby acknowledge such information disclosure requirements and agree to comply with all such information disclosure requests from time to time from the Escrow Agent.

(d)           In accordance with the Unlawful Internet Gambling Act (the “Act”), the Interested Parties may not use the Escrow Account or other Citibank facilities in the United States to process ‘restricted transactions’ as such term is defined in Title 31, Section 132.2(y) of the United States Code of Federal Regulations.  Therefore, neither the Interested Parties nor any person who has an ownership interest in or control over the Escrow Account may use it to process or facilitate payments for prohibited internet gambling transactions.  For more information about the Act, including the types of transactions that are prohibited, please refer to the following link: http://www.federalreserve.gov/NEWSEVENTS/PRESS/BCREG/20081112B.HTM.

(e)   Notwithstanding anything to the contrary herein, any and all email communications (both text and attachments) by or from the Escrow Agent that the Escrow Agent deems to contain confidential, proprietary, and/or sensitive information shall be encrypted.  The recipient (the “Email Recipient”) of the encrypted email communication will be required to complete a registration process. Instructions on how to register and/or retrieve an encrypted message will be included in the first secure email sent by the Escrow Agent to the Email Recipient.  Additional information and assistance on using the encryption technology can be found at Citibank’s Secure Email website at www.citigroup.com/citi/citizen/finance/privacy/email.htm or by calling (866) 535-2504 (in the U.S.) or (904) 954-6181.

(f)   The provisions of this Section 13(a)-(e) may be amended by the Escrow Agent unilaterally upon notice to the Interested Parties.

 Section 14.          Notices.

Any notice permitted or required hereunder shall be in writing in English, and shall be sent (i) by personal delivery, overnight delivery by a recognized courier or delivery service, or (ii) mailed by registered or certified mail, return receipt requested, postage prepaid, or (iii) confirmed telecopy accompanied by mailing of the original on the same day by first class mail, postage prepaid, in each case addressed to the address and person(s) designated below (or to such other address as any such party may hereafter designate by written notice to the other parties). Notices to the Escrow Agent shall only be deemed given upon actual receipt by the Escrow Agent.  Whenever under the terms hereof the time for giving a notice or performing an act falls upon a Saturday, Sunday, or a banking holiday in New York, such time shall be extended to the next Business Day.

If to the Escrow Agent:

Citibank, N.A.
Agency & Trust

388 Greenwich Street, 14th Floor
New York, NY  10013
Attention.: Michael Pitfick
Facsimile: (212) 657-2762

If to VimpelCom:

VimpelCom Ltd.
Claude Debussylaan 15
1082 MC Amsterdam
The Netherlands
Attention: Jeffrey McGhie
Facsimile: +31 20 79 77 201
E-mail: Jeffrey.McGhie@vimpelcom.com

with a copy to (which shall not constitute notice):

Akin Gump LLP
Eighth Floor
Ten Bishops Square
London E1 6EG
Attention: Daniel Walsh
Facsimile: +44 (0)20 7012 9601
Email: Dwalsh@akingump.com

If to Weather II:

Weather Investments II S.à r.l.
12, rue Guillaume Kroll
Luxembourg
Attention: Naguib Sawiris
Facsimile: +2 024615164

and

Karim Nasr
Facsimile; +33 (1) 72712897

with a copy to (which shall not constitute notice):

Cleary Gottlieb Steen & Hamilton LLP
12 rue de Tilsitt
75008 Paris
France
Attention: Pierre-Yves Chabert, Gamal M. Abouali
Facsimile: +33 (0)1.40.74.68.88

 Section 15.       Amendment.  Except as specifically set forth in the Agreement, any amendment of the Agreement shall be binding only if evidenced by a writing signed by each of the parties to the Agreement.

 Section 16.      Severability.  The invalidity, illegality or unenforceability of any provision of the Agreement shall in no way affect the validity, legality or enforceability of any other provision.  If any provision of the Agreement is held to be unenforceable as a matter of law, the other provisions shall not be affected thereby and shall remain in full force and effect.

Section 17.       Termination.  Subject to the survival of obligations specifically contemplated in the Agreement to so survive, this Agreement shall terminate upon the earlier of (i) the distribution of all Escrow Property and any income or dividends from the Escrow Account established hereunder in accordance with the terms of one or more Escrow Notices or otherwise as set forth in the Agreement and (ii) the Escrow Agent’s receipt of joint written instructions signed by an Authorized Representative of each Interested Party that this Agreement is to terminate.

Section 18.       Use of Name. No printed or other material in any language, including prospectuses, notices, reports, and promotional material which mentions “Citibank”, or “Citigroup” or “Citi” by name or the rights, powers, or duties of the Escrow Agent under the Agreement shall be issued by any Interested Party hereto, or on such party’s behalf, without the prior written consent of the Escrow Agent, except to the extent that required by applicable law.

Section 19.       Counterparts.  The Agreement may be executed simultaneously in two or more counterparts, any one of which need not contain the signatures of more than one party, but all such counterparts taken together shall constitute one and the same agreement.  Such counterpart executions may be transmitted to the parties by facsimile or electronic transmission, which shall have the full force and effect of an original signature; provided, however that any non-US entity will be required to deliver original signatures.

Section 20.      Mergers and Conversions.  Any corporation or entity into which the Escrow Agent may be merged or converted or with which it may be consolidated, or any corporation or entity resulting from any merger, conversion or consolidation to which the Escrow Agent will be a party, or any corporation or entity succeeding to the business of the Escrow Agent will be the successor of the Escrow Agent hereunder without the execution or filing of any paper with any party hereto or any further act on the part of any of the parties hereto except where an instrument of transfer or assignment is required by law to effect such succession, anything herein to the contrary notwithstanding.

[Signature page follows.]

IN WITNESS WHEREOF, each of the parties has caused the Escrow Agreement to be executed by a duly authorized representative as of the day and year first written above.

CITIBANK, N.A.,
as Escrow Agent

By: /s/ Michael Pitfick
Name: Michael Pitfick
Title: Vice President
Date:  April 15, 2011

VIMPELCOM LTD.

By: /s/ Alexander Izosimov
Name: Alexander Izosimov
Title: CEO
Date:

WEATHER INVESTMENTS II S.À R.L.

By: /s/ Ragy Soliman
Name: Ragy Soliman
Title: Authorized Signatory
Date:

Schedule A – Escrow Agent Fee Schedule
Schedule B – VimpelCom Authorized Persons
Schedule C – Weather II Authorized Persons
Schedule D – Nominated Money Market Fund
Exhibit A – List of Cash Equivalents
Exhibit B – Wire & Security Delivery Instructions
Exhibit C – Form of Escrow Notice